                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ___________

                                  SCHEDULE 13G

                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                         (Amendment No. _____________)*

                          PILOT NETWORK SERVICES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  721596-10-4
          ----------------------------------------------------------
                                 (CUSIP Number)

                               DECEMBER 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [_]  Rule 13d-1(b)

  [_]  Rule 13d-1(c)

  [X]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                        -------------------
CUSIP No. 721596-10-4                  13G                   Page 2 of 13 Pages
---------------------                                        -------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
      ONLY)

      EL DORADO C&L FUND, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (A) [ ]
                                                              (B) [X]
--------------------------------------------------------------------------------

  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
      CALIFORNIA
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
       NUMBER OF          52,932 (AS OF DECEMBER 31, 1998)
                    ------------------------------------------------------------
         SHARES       6   SHARED VOTING POWER
      BENEFICIALLY        -0- (AS OF DECEMBER 31, 1998)
        OWNED BY    ------------------------------------------------------------

          EACH        7   SOLE DISPOSITIVE POWER
       REPORTING          52,932 (AS OF DECEMBER 31, 1998)
         PERSON     ------------------------------------------------------------
          WITH        8   SHARED DISPOSITIVE POWER
                          -0- (AS OF DECEMBER 31, 1998)
--------------------------------------------------------------------------------

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
        52,932 (AS OF DECEMBER 31, 1998)
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.4% (AS OF DECEMBER 31, 1998)
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

---------------------                                        ------------------
CUSIP No. 721596-10-4               13G                      Page 3 of 13 Pages
---------------------                                        ------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
      ONLY)

      EL DORADO TECHNOLOGY IV, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (A) [ ]
                                                              (B) [X]
--------------------------------------------------------------------------------

  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
      CALIFORNIA
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
       NUMBER OF             100,230 (AS OF DECEMBER 31, 1998)
                       ---------------------------------------------------------
         SHARES          6   SHARED VOTING POWER
      BENEFICIALLY           -0- (AS OF DECEMBER 31, 1998)
        OWNED BY       ---------------------------------------------------------

          EACH           7   SOLE DISPOSITIVE POWER
       REPORTING             100,230 (AS OF DECEMBER 31, 1998)
         PERSON        --------------------------------------------------------
          WITH           8   SHARED DISPOSITIVE POWER
                             -0- (AS OF DECEMBER 31, 1998)
--------------------------------------------------------------------------------

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
        100,230 (AS OF DECEMBER 31, 1998)
-------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.7% (AS OF DECEMBER 31, 1998)
-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

---------------------                                        ------------------
CUSIP No. 721596-10-4               13G                      Page 4 of 13 Pages
---------------------                                        ------------------
-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       EL DORADO VENTURES III, L.P.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (A) [ ]
                                                               (B) [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
       CALIFORNIA
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
       NUMBER OF             2,858,384 (AS OF DECEMBER 31, 1998)
                       ---------------------------------------------------------
         SHARES          6   SHARED VOTING POWER
      BENEFICIALLY           -0- (AS OF DECEMBER 31, 1998)
        OWNED BY       ---------------------------------------------------------

          EACH           7   SOLE DISPOSITIVE POWER
       REPORTING             2,858,384 (AS OF DECEMBER 31, 1998)
         PERSON        --------------------------------------------------------
          WITH           8   SHARED DISPOSITIVE POWER
                             -0- (AS OF DECEMBER 31, 1998)
--------------------------------------------------------------------------------

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         2,858,384 (AS OF DECEMBER 31, 1998)
-------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
-------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         21.2% (AS OF DECEMBER 31, 1998)
-------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*
         PN
-------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

---------------------                                       --------------------
CUSIP No. 721596-10-4                   13G                  Page 5 of 13 Pages
---------------------                                       -------------------
-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       EL DORADO VENTURE PARTNERS III
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (A) [_]
                                                                (B) [X]
-------------------------------------------------------------------------------
   3   SEC USE ONLY

-------------------------------------------------------------------------------

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
       CALIFORNIA
-------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
       NUMBER OF            3,011,546 (AS OF DECEMBER 31, 1998)
                      ---------------------------------------------------------
         SHARES         6   SHARED VOTING POWER
      BENEFICIALLY          -0-  (AS OF DECEMBER 31, 1998)
        OWNED BY      ---------------------------------------------------------

          EACH          7   SOLE DISPOSITIVE POWER
       REPORTING            3,011,546 (AS OF DECEMBER 31, 1998)
         PERSON       ---------------------------------------------------------
          WITH          8   SHARED DISPOSITIVE POWER
                            -0- (AS OF DECEMBER 31, 1998)
-------------------------------------------------------------------------------

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
        3,011,546 (AS OF DECEMBER 31, 1998)
-------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        22.3% (AS OF DECEMBER 31, 1998)
------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
        PN
------------------------------------------------------------------------------
                               *SEE INSTRUCTIONS

---------------------                                       ------------------
CUSIP No. 721596-10-4                  13G                  Page 6 of 13 Pages
---------------------                                       ------------------
------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        SHANDA BAHLES
------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (A) [ ]
                                                                (B) [X]
------------------------------------------------------------------------------
    3   SEC USE ONLY

------------------------------------------------------------------------------

    4   CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES
-----------------------------------------------------------------------------
                        5   SOLE VOTING POWER
       NUMBER OF            -0- (AS OF DECEMBER 31, 1998)
                      -------------------------------------------------------
         SHARES         6   SHARED VOTING POWER
      BENEFICIALLY          3,011,546 (AS OF DECEMBER 31, 1998)
        OWNED BY      -------------------------------------------------------

          EACH          7   SOLE DISPOSITIVE POWER
       REPORTING            -0- (AS OF DECEMBER 31, 1998)
         PERSON       -------------------------------------------------------
          WITH          8   SHARED DISPOSITIVE POWER
                            3,011,546 (AS OF DECEMBER 31, 1998)
-----------------------------------------------------------------------------

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
        3,011,546 (AS OF DECEMBER 31, 1998)
------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*
------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        22.3% (AS OF DECEMBER 31, 1998)
------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
        IN
------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

---------------------                                        ------------------
CUSIP No. 721596-10-4              13G                       Page 7 of 13 Pages
---------------------                                        ------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      GARY W. KALBACH
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (A) [ ]
                                                              (B) [X]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES
-------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
       NUMBER OF            -0- (AS OF DECEMBER 31, 1998)
                      ---------------------------------------------------------
         SHARES         6   SHARED VOTING POWER
      BENEFICIALLY          3,011,546 (AS OF DECEMBER 31, 1998)
        OWNED BY      ---------------------------------------------------------

          EACH          7   SOLE DISPOSITIVE POWER
       REPORTING            -0- (AS OF DECEMBER 31, 1998)
         PERSON       ---------------------------------------------------------
          WITH          8   SHARED DISPOSITIVE POWER
                            3,011,546 (AS OF DECEMBER 31, 1998)

------------------------------------------------------------------------------
     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         3,011,546 (AS OF DECEMBER 31, 1998)
------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         22.3% (AS OF DECEMBER 31, 1998)
------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*
         IN
------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

---------------------                                        ------------------
CUSIP No. 721596-10-4              13G                       Page 8 of 13 Pages
---------------------                                        ------------------
-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       THOMAS H. PETERSON
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (A) [ ]
                                                               (B) [X]
-------------------------------------------------------------------------------
   3   SEC USE ONLY

-------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
       UNITED STATES
------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
       NUMBER OF            -0- (AS OF DECEMBER 31, 1998)
                     ----------------------------------------------------------
         SHARES         6   SHARED VOTING POWER
      BENEFICIALLY          3,011,546 (AS OF DECEMBER 31, 1998)
        OWNED BY     ----------------------------------------------------------

          EACH          7   SOLE DISPOSITIVE POWER
       REPORTING            -0- (AS OF DECEMBER 31, 1998)
         PERSON      ----------------------------------------------------------
          WITH          8   SHARED DISPOSITIVE POWER
                            3,011,546 (AS OF DECEMBER 31, 1998)
-------------------------------------------------------------------------------

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
      3,011,546 (AS OF DECEMBER 31, 1998)
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      22.3% (AS OF DECEMBER 31, 1998)
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
      IN
-------------------------------------------------------------------------------

                               *SEE INSTRUCTIONS

---------------------                                        ------------------
CUSIP No. 721596-10-4              13G                       Page 9 of 13 Pages
---------------------                                        ------------------

Item 1(a).  Name of Issuer:
            PILOT NETWORK SERVICES, INC.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            1080 MARINA VILLAGE PARKWAY, ALAMEDA, CA  94501
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            El Dorado C&L Fund, L.P. ("EDC&L")
            ---------------------------------------------
            El Dorado Technology IV, L.P. ("EDT IV")
            ---------------------------------------------
            El Dorado Ventures III, L.P. ("EDT III")
            ---------------------------------------------
            El Dorado Venture Partners III ("EDVP III")
            ---------------------------------------------
            Shanda Bahles ("Bahles")
            ---------------------------------------------
            Gary W. Kalbach ("Kalbach")
            ---------------------------------------------
            Thomas H. Peterson ("Peterson")
            ---------------------------------------------

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            2400 Sand Hill Road, Menlo Park, CA  94025
            ------------------------------------------

Item 2(c).  Citizenship:

            EDC&L - California limited partnership
            ------------------------------------------
            EDT IV - California limited partnership
            ------------------------------------------
            EDV III - California limited partnership
            ------------------------------------------
            EDVP III - California general partnership
            ------------------------------------------
            Bahles - United States citizen
            ------------------------------------------
            Kalbach - United States citizen
            ------------------------------------------
            Peterson - United States citizen
            ------------------------------------------

Item 2(d).  Title of Class of Securities:

            COMMON STOCK
            ------------

Item 2(e).  CUSIP Number:

            721596-10-4
            -----------


Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b) or 13d-2(c), check whether the person filing is a:

             NOT APPLICABLE.

---------------------                                       -------------------
CUSIP No. 721596-10-4              13G                      Page 10 of 13 Pages
---------------------                                       -------------------

Item 4.  Ownership.

  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                     EDC&L     EDT IV     EDV III      EDVP III      BHALES      KALBACH      PETERSON
(a) Beneficial Ownership            52,932    100,230    2,858,384    3,011,546    3,011,546    3,011,546    3,011,546
(b) Percentage of Class                0.4%       0.7%        21.2%        22.3%        22.3%        22.3%        22.3%
(c) Sole Voting Power               52,932    100,230    2,858,384    3,011,546          -0-          -0-          -0-
     Shared Voting Power               -0-        -0-          -0-          -0-    3,011,546    3,011,546    3,011,546
     Sole Dispositive Power         52,932    100,230    2,858,384    3,011,546          -0-          -0-          -0-
     Shared Dispositive Power          -0-        -0-          -0-          -0-    3,011,546    3,011,546    3,011,546

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five percento Behalf of Another Person.

         Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(II)(H) of the Act.

---------------------                                        -------------------
CUSIP No. 721596-10-4              13G                       Page 11 of 13 Pages
---------------------                                        -------------------

Item 9.   Notice of Dissolution of Group.

          Not Applicable.

Item 10.  Certification.

          Not Applicable.

EXHIBITS

A:  Joint Filing Statement

---------------------                                        -------------------
CUSIP No. 721596-10-4              13G                       Page 12 of 13 Pages
---------------------                                        -------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

EL DORADO C&L FUND, L.P.,               EL DORADO TECHNOLOGY IV, L.P.

By: El Dorado Venture Partners III,     By: El Dorado Venture Partners III,
    Its general partner                     Its general partner

By: /s/ Shanda Bahles                   By: /s/ Shanda Bahles
    ----------------------------           ---------------------------------
General Partner                            General Partner


EL DORADO VENTURES III, L.P.            EL DORADO VENTURE PARTNERS III

By:  El Dorado Venture Partners III,    By: /s/ Shanda Bahles
        Its general partner                 ---------------------------------
                                            General Partner

By: /s/ Shanda Bahles
    ------------------------------
    General Partner


By: /s/ Shanda Bahles
    -------------------------------
    Shanda Bahles

By: /s/ Gary W. Kalbach
    -------------------------------
    Gary W. Kalbach


By: /s/ Thomas H. Peterson
    --------------------------------
    Thomas H. Peterson

   The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

   Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7 (b) for other parties to whom copies are to be sent.

   Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).

---------------------                                        -------------------
CUSIP No. 721596-10-4              13G                       Page 13 of 13 Pages
---------------------                                        -------------------

                                   EXHIBIT A
                           AGREEMENT OF JOINT FILING

          We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

EL DORADO C&L FUND, L.P.,              EL DORADO TECHNOLOGY IV, L.P.

By:  El Dorado Venture Partners III,   By:  El Dorado Venture Partners III,
     Its general partner                    Its general partner

By: /s/ Shanda Bahles                  By:  /s/ Shanda Bahles
    ---------------------------------       --------------------------------
    General Partner                         General Partner


EL DORADO VENTURES III, L.P.           EL DORADO VENTURE PARTNERS III

By:  El Dorado Venture Partners III,   By: /s/ Shanda Bahles
        Its general partner                ----------------------------------
                                            General Partner

By: /s/ Shanda Bahles
    -------------------------------
      General Partner


By: /s/ Shanda Bahles
    -------------------------------
      Shanda Bahles

By: /s/ Gary W. Kalbach
    --------------------------------
      Gary W. Kalbach


By: /s/ Thomas H. Peterson
    --------------------------------
      Thomas H. Peterson